EXHIBIT 99.2
2008 Guidance Reflects original free cash flow guidance adjusted for previous guidance of $75 million to $100 million in working capital and other adjustments.

Forward Looking Statement

Use of Non-GAAP Measures

Revenue from Continuing Operations (in millions)

(1) Including depreciation and amortization of $3.8 million and $6.1 million, Corporate expense totaled $35.3 million and $29.5 million in the respective 2008 and 2007 quarters. Adjusted EBITDA (in millions)

Adjusted Net Earnings (in millions, except per share amounts)

Divestiture & Other Investment Activity (in millions)

Free Cash Flow Reconciliation (in millions) Adjustments to net earnings reflect the elimination of the after-tax impact of non-recurring M & A and related integration costs. Adjustments to working capital reflect the add-back of the settlement of various acquisition related liabilities.

2008 Guidance Reflects original free cash flow guidance adjusted for previous guidance of $75 million to $100 million in working capital and other adjustments.